Exhibit 99.1

March 19, 2025

Dear Shareholders:

Greetings and welcome to the Electro-Sensors 2024 Annual Report.  We appreciate your interest and continued support as we carry out our mission of supplying industry-leading machine monitoring sensors and hazard monitoring systems for global agricultural and industrial applications.  For over 50 years, our customers have relied on us to guard their machines and facilities - and more importantly – protect their people.  We believe this is a unique and special mission, and we have a group of passionate and dedicated employees committed to making it happen.

In 2024, we achieved record annual revenue of $9.4 million, up 9.6% over the prior year.  While revenues grew steadily in our traditional wire-based product families, we experienced even greater growth in sales of HazardPROTM wireless hazard monitoring systems.  Customers continue to choose Electro-Sensors products for their legendary quality, extreme durability, and overall favorable cost of ownership.  International sales remain an important contributor to our business and grew on a percentage basis to 11.5% of revenue.  We are grateful to the faithful customers who consistently purchase our products year after year, and we’re excited to welcome many new customers with whom we are just beginning a relationship, one that we look forward to growing in the years ahead.

While our 2024 sales results were strong, ongoing supply chain issues made order fulfilment an increased challenge as we continued to see instability in sourcing various components and materials used in manufacturing our products.  Our procurement and scheduling teams did a great job managing this dynamic situation; however, we cannot yet say the supply environment is stable and predictable.  Entering 2025, we see additional headwinds in our global supply chain that will require us to carefully monitor and respond to these continuing challenges.

As you can see, we’ve had a busy and productive year.  We have an amazing team of tenacious employees committed to solving our customers’ most important business challenges.  Additionally, our Board of Directors remains focused on identifying business and corporate development projects to create value for our shareholders.  We look forward to building on these foundations and sharing updates with you along the way.

Thanks again for your interest in Electro-Sensors.  We invite you to join our virtual annual shareholder meeting on April 23, 2025.  Please see your proxy statement or visit our website (www.electro-sensors.com) for details on how to access and participate in the virtual meeting.

Sincerely,

  David Klenk

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